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                                                                                                       Exhibit 12.2

                                           Hospitality Properties Trust
                Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Dividends
                                       (in thousands, except ratio amounts)

                                                                                                   For the Period
                                                            For the                               February 7, 1995
                                                          Year Ended                               (inception) to
                                                         December 31,                               December 31,
                                    -------------------------------------------------------       -----------------
                                       1999            1998          1997             1996              1995
                                       ----            ----          ----             ----              ----
Income Before Extraordinary
     Item                            $111,924         $87,982        $59,153        $51,664             $11,349
Fixed Charges                          37,352          21,751         15,534          5,646               5,063
                                    ---------       ---------      ---------      ---------          ----------
Adjusted Earnings                    $149,281        $109,733        $74,687        $57,310             $16,412
                                    =========       =========      =========      =========          ==========


Fixed Charges and Preferred
Dividends:
     Interest on indebtedness and
amortization of deferred
finance costs                         $37,352         $21,751        $15,534         $5,646              $5,063
     Preferred dividends                5,106          --             --              --                 --
                                    ---------       ---------      ---------      ---------          ----------


Total Combined Fixed Charges
     And Preferred Dividends          $42,458         $21,751        $15,534         $5,646              $5,063
                                    =========       =========      =========      =========          ==========

Ratio of Earnings to Combined
Fixed Charges and Preferred
     Dividends                          3.52x           5.04x         4.81x          10.15x               3.24x
                                    =========       =========      =========      =========          ==========

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